Exhibit 10.31

CAPITAL TRUST, INC.
AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN
2007 LONG-TERM INCENTIVE PLAN
_______________________________________________

Deferral Election Agreement for Select Plan Awards
_______________________________________________

DEFERRAL AGREEMENT (the “Deferral Agreement”), made this 24th day of December, 2007, by and between you (the undersigned), and Capital Trust, Inc. (the “Company”).  Capitalized terms are defined in the Capital Trust, Inc. Amended and Restated 2004 Long-Term Incentive Plan (“2004 Plan”), the Capital Trust, Inc. 2007 Long-Term Incentive Plan (“2007 Plan”), or in this Deferral Agreement, with this Deferral Agreement controlling in the event of any inconsistency or ambiguity.

 WHEREAS, the Company has established and maintains the 2004 Plan and the 2007 Plan (collectively the “Plans”), which are attached as Exhibit A and described in the Plan Prospectuses, which are attached as Exhibit B, and you have received Awards under either or both of said Plans;

WHEREAS, pursuant to Sections 8(g) and 10(e) of the Plans, the Committee has authorized a deferred compensation program pursuant to which you may elect on this form to defer the receipt of Shares subject to the Plan awards specified in Section 1 below;

NOW, THEREFORE, it is mutually agreed as follows:

1.           Compensation being Deferred.  You make the following election to receive Deferred Share Units (“DSUs”)  in lieu of the Shares that would otherwise be issued to you upon vesting, after 2007, of the following awards (“Awards”), and hereby surrender and cancel all rights relating to both such Awards that would have vested after 2007 and the Shares subject hereto:

Plan	Awards Deferred
2004 Plan

☐All Restricted Shares awarded to me on or before _______ pursuant to the 2004 Plan.

☐All Performance Unit Awards awarded to me on or before _________ pursuant to the 2004 Plan.

✓The following Award: 25,000 shares of restricted stock (time vest only) Award dated September 29, 2006.

2007 Plan	☐All Restricted Shares awarded to me on or before _______ pursuant to the 2007 Plan. ☐All Performance Unit Awards awarded to me on or before _________ pursuant to the 2007 Plan.

Notwithstanding this deferral election, whenever the Company pays cash dividends to its shareholders, you elect with respect to any DSUs credited pursuant to this Agreement –

✓to receive an immediate cash payment equal to the product of the DSUs then credited to your Account and the per Share dividend, or

☐to receive additional DSU credits having a Fair Market Value equal to the cash that you would have received if you had so elected above.

2.           Crediting, Vesting, and Distribution of Deferred Compensation.  With respect to the Awards being deferred pursuant to our election in Section 1 above, the Company agrees to make DSU credits in accordance with Section 9 of the Plan (subject to Section 1 above regarding the immediate payout of dividend equivalents) and to follow your elections herein when distributing the Shares credited to your Account.  By the execution hereof, you elect to have your Account distributed to you in whole Shares (with one Share paid for each DSU and with cash being paid in lieu of fractional Shares), upon the earliest of the events checked below:

Event	Form of Distribution	Time of Distribution
✓ Death	✓One lump sum distribution. ☐Substantially equal annual payments over a period of ___ years (up to 10).	✓As soon as practicable. ☐The next January 1st. ☐Other:____________.
✓ Disability	✓One lump sum distribution. ☐Substantially equal annual payments over a period of ___ years (up to 10).	✓As soon as practicable. ☐The next January 1st. ☐Other:____________.
✓Other Separation from Service	✓One lump sum distribution. ☐Substantially equal annual payments over a period of ___ years (up to 10).	✓As soon as practicable. ☐The next January 1st. ☐Other:____________.
✓ Change in Control	✓One lump sum distribution. ☐Substantially equal annual payments over a period of ___ years (up to 10).	✓As soon as practicable. ☐The next January 1st. ☐Other:____________.
✓ Specified Date	✓One lump sum distribution. ☐Substantially equal annual payments over a period of ___ years (up to 10).	Date: January 1, 2010.

3.           Taxes.  Except to the extent otherwise specifically provided in another document establishing contractual rights for you, you acknowledge that, by signing this Deferral Agreement, you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company, the Committee, nor any administrator of the Plan shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold you harmless from any or all of such taxes.  The Committee shall nevertheless have the discretion –

a.	to condition any issuance of Shares on your satisfaction of applicable employment and withholding taxes; and

b.
to unilaterally interpret this Deferral Agreement and the Plan in any manner that (i) conforms with the requirements of Section 409A of the Code, (ii) that voids any election of yours to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would or could violate Section 409A of the Code, that defers distributions pursuant to the Award until the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by you, subject to any valid second election to defer, that the Committee permits in accordance with Section 409A(a)(4)(C).

The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Deferral Agreement.

4.           Designation of Death Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Deferral Agreement, you may expressly designate a death beneficiary (the “Death Beneficiary”) to your rights and interest under this Deferral Agreement.  You may only designate your Death Beneficiary by completing and executing a designation of death beneficiary agreement substantially in the form attached hereto as Exhibit C (“Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Death Beneficiary to the Company.  In the absence of a valid Designation of Death Beneficiary by you, your estate will be treated as your beneficiary for all Plan purposes.

5.           Restrictions on Transfer of Award.  This Deferral Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

6.           Notices.  Any notice or communication required or permitted by any provision of this Deferral Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Deferral Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

7.           Binding Effect.  Except as otherwise provided in this Deferral Agreement or in the Plan, every covenant, term, and provision of this Deferral Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legatees, legal representatives, successors, transferees, and assigns.

8.             Modifications.  This Deferral Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that (a) you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Deferral Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code) and (b) the elections made in Section 1 hereof apply to the entire value of your account, and any subsequent election to change the time and/or form of payment: (i) will not be effective for at least 12 months; (ii) must be made at least five years later than the original payment date (except with respect to payment as a result of death, disability or unforeseeable emergency); and (iii) may only be changed at least one year in advance of the earliest date on which payments would otherwise commence pursuant to Section 2 hereof.  Any subsequent changes must also conform with the requirements set forth in Section 9 of the Plan.

9.             Headings.  Section and other headings contained in this Deferral Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Deferral Agreement or any provision hereof.

10.           Severability.  Every provision of this Deferral Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Deferral Agreement.

11.           Counterparts.  This Deferral Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

12.           Plan Governs.  By signing this Deferral Agreement, you acknowledge that you have received a copy of the Plan and that your Deferral Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Deferral Agreement, and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Deferral Agreement and those of the Plan, the provisions of the Plan shall control.

13.           Securities Law Restrictions.  Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933 as amended or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

14.           Not a Contract of Employment.  By executing this Deferral Agreement you acknowledge and agree that nothing in this Deferral Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and the Company would not have executed this Deferral Agreement but for these acknowledgements and agreements.

15.           Governing Law.  The laws of the State of New York shall govern the validity of this Deferral Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that, effective on the date on which both parties below have executed this Deferral Agreement, this Deferral Agreement is being made under and governed by the terms and conditions of this agreement and the Plan, and that all Awards specified in Section 1 above shall become completely null and void upon crediting to you of DSUs pursuant to Section 9 of the Plan and the terms of this Deferral Agreement.

Date: December 24, 2007	CAPITAL TRUST, INC.

By:  /s/ Jay Thailer
Name:   Jay Thailer
Title:     Director

Date: December 24, 2007	PARTICIPANT

By:  /s/ Geoffrey G. Jervis
Name:   Geoffrey G. Jervis
Title:     Chief Financial Officer

EXHIBIT A

CAPITAL TRUST, INC.
AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN
2007 LONG-TERM INCENTIVE PLAN

_______________________________

Plan Documents
_______________________________

EXHIBIT B

CAPITAL TRUST, INC.
AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN
2007 LONG-TERM INCENTIVE PLAN
_______________________________

Plan Prospectuses
_______________________________

EXHIBIT C

CAPITAL TRUST, INC.
AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN
2007 LONG-TERM INCENTIVE PLAN

Designation of Death Beneficiary

In the event of my death, I hereby designate the following person to be my beneficiary for the Award(s) (within the meaning of the Capital Trust, Inc. Amended and Restated 2004 Long-Term Incentive Plan and the Capital Trust, Inc. 2007 Long-Term Incentive Plan) identified below:

Name of Beneficiary:	Gillian Jervis (wife)
Address:

Social Security No.:

This beneficiary designation of mine relates to any and all of my rights under the following Award or Awards:

Plan	Awards Deferred
2004 Plan	☐Restricted Shares awarded to me on or before _______ pursuant to the 2004 Plan. ☐Performance Unit Awards awarded to me on or before _______ pursuant to the 2004 Plan
2007 Plan	☐Restricted Shares awarded to me on or before ________ pursuant to the 2007 Plan. ☐Performance Unit Awards awarded to me on or before ________ pursuant to the 2007 Plan.

I understand that this beneficiary designation operates to entitle the above-named beneficiary to succeed, in the event of my death, to any and all of my rights under the Award(s) designated above, and shall be effective from the date this form is delivered to the Company until such date as I revoke this designation.  A revocation shall occur only if I deliver to an executive officer of the Company either (i) a written revocation of this designation that is signed by me and notarized, or (ii) a designation of death beneficiary, in the form set forth herein, that is executed and notarized on a later date.

Date:	____________________________________
Your Signature:	____________________________________
Your Name (printed):	_______________________________

Witnessed this ____ day of ____________, 200_

Signature: ______________________________

Printed Named: __________________________